EXHIBIT 5

April 7, 2009

Gilat Satellite Networks Ltd.
21 Yegia Kapayim Street
Daniv Park, Kiryat Arye
Petah Tikva 49130
Israel

Ladies and Gentlemen:

        As counsel to Gilat Satellite Networks Ltd. (the “Company”), I refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on behalf of the Company, relating to 2,500,000 Ordinary Shares, NIS 0.20 nominal value per share, of the Company (the “Shares”), issuable upon the exercise of options and other share incentive awards under the Gilat Satellite Networks Ltd. 2005 Share Incentive Plan and Gilat Satellite Networks Ltd. 2008 Share Incentive Plan (together, the “Plans”).

        I am a member of the Israel Bar and express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

        In rendering this opinion on the matters hereinafter set forth, I have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents, as I have deemed relevant as a basis for our opinion hereinafter expressed.

        Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance under the Plans and, when paid for and issued in accordance with the terms of the Plans and the awards thereunder, will be validly issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Rachel Prishkolnik, Rachel Prishkolnik, Adv. VP General Counsel and Corporate Secretary